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                                                                     Exhibit 5.1

                             VOTING TRUST AGREEMENT
                                 WITH RESPECT TO
                              CERTAIN COMMON SHARES
                           PAR VALUE $.0001 PER SHARE
                                       OF
                             MILLENNIUM DIRECT, INC.
                               DATED JULY 5, 2000

         This Agreement, dated July 5, 2000, by and between George Balis and his successor (or successors) as Voting Trustee hereunder (hereinafter called the "Voting Trustee"); and certain holders of Common Shares of Millennium Direct, Inc., a Delaware corporation (hereinafter sometimes called the "Corporation"), listed on Schedule A attached hereto;

         WHEREAS, the shareholders of Common Shares listed on Schedule A attached hereto (hereinafter sometimes for convenience called "Depositing Shareholders") own the number of shares of Common Shares set forth opposite their respective names on Schedule A; and

         WHEREAS, with a view to the competent management of the Corporation, the Depositing Shareholders are desirous that the voting power of their Common Shares be vested in the Voting Trustee to the extent and upon the terms and conditions stated in the voting trust created by this Agreement,

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Certain Definitions. The term "Common Shares" shall mean the Common Shares of Millennium Direct, Inc. listed on Schedule A; any other Common Shares of Millennium Direct, Inc. of which any of the individual parties hereto may hereinafter become the owner, whether by bequest, gift, purchase, transfer or otherwise ("Additional Shares"); and any other of its shares, or of any successor corporation, in substitution for the shares listed on Schedule A or in substitution for the Additional Shares at any time outstanding having general voting power. The term "Agreement" shall mean this Voting Trust Agreement.

         2. Agreement by Depositing Shareholders. Each Depositing Shareholder simultaneously with the execution of this Agreement will deliver to the Voting Trustee certificates representing the number of Common Shares of the Corporation set forth opposite his or her name on Schedule A, duly endorsed by him or her or on his or her behalf in blank for transfer to the Voting Trustee or accompanied by proper instruments duly executed by him or her or on his or her behalf in blank for transfer thereof to the Voting Trustee, and shall do all things necessary for the transfer to the Voting Trustee of his or her respective shares on the books of the Corporation, and accepts in exchange therefor Voting Trust Certificates substantially in the form attached as Exhibit I hereto.

         Each Depositing Shareholder represents to the Corporation and to the Voting Trustee that the Voting Trust Certificates issued to him or her hereunder are being acquired by him or her for the purpose of investment and not with a view to or in connection with any distribution thereof.

         3. Issue of Shares to Voting Trustees. The Voting Trustee shall cause all certificates representing Common







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Shares delivered to the Voting Trustee pursuant to Section II hereof to be surrendered to, and cancelled by, the Corporation, and a new certificate or certificates therefor to be issued in the name of, and delivered to, the Voting Trustee. Said new certificate(s) shall state that they are issued under this Agreement. In addition, the entry of such ownership in the records of the Corporation shall also note that the new certificate(s) were issued to the Voting Trustee under this Agreement. Except as herein provided, all certificates for Common Shares of the Corporation so issued and delivered to the Voting Trustee pursuant to this Section III shall at all times be and remain in the possession of the Voting Trustee.

         4. Issue of Voting Trust Certificates. The Voting Trustee, in exchange for certificates for Common Shares delivered to him pursuant to Section II hereof by the Depositing Shareholders, and as promptly as possible after receipt of such certificates, will cause to be issued and delivered to or upon the order of each such Depositing Shareholder, one or more Voting Trust Certificates, representing in the aggregate the number of Common Shares represented by the certificates so delivered by such Depositing Shareholder. The Voting Trustee may cause to be issued hereunder temporary typewritten or printed Voting Trust Certificates conforming generally to the form attached as Exhibit I hereto, and may cause the same to be exchanged for definitive Voting Trust Certificates when prepared.

         5. Transfer and Replacement of Voting Trust Certificates.

         i. Voting Trust Certificates shall be transferred only to a Depositing Shareholder, provided that the transferee of the Voting Trust Certificates delivers to the Voting Trustee an investment covenant similar to that set forth in the second paragraph of Section II hereof.

         ii. The Voting Trustee shall keep or cause to be kept a record of all Voting Trust Certificates issued by him, whether as an original issue or upon transfer in exchange for Voting Trust Certificates surrendered, and shall also fix and determine a place at which such record shall be kept and at which Voting Trust Certificates may be transferred or exchanged. The record so kept or caused to be kept by the Voting Trustee shall conform, as nearly as may be practicable, to the form of a record of shareholders which would be used by a corporation or its transfer agent under similar circumstances.

         iii. Any holder of Voting Trust Certificates may exchange such Voting Trust Certificates for Voting Trust Certificates of other denominations representing the same aggregate number of Common Shares in accordance with such rules as may be established by the Voting Trustee for that purpose.

         iv. Subject to the provisions of Paragraph (1) of this Section V, the Voting Trust Certificates and the rights represented thereby shall be transferable on the books of the Voting Trustee by the holders of record thereof, either in person or by attorney thereunto duly authorized, in accordance with such rules as may be established for that purpose by the Voting Trustee, and the Voting Trustee may treat the holder of record of any Voting Trust Certificate as the absolute owner thereof for all purposes whatsoever, unaffected by any notice to the contrary. A Depositing Shareholder transferring his or her Voting Trust Certificates as permitted under this Agreement will pay or reimburse the Voting Trustee for any stamp tax or other governmental charge incident to any transfer of a Voting Trust Certificate. Each transferee of a Voting Trust Certificate issued hereunder shall, by his or her acceptance thereof, assent to and become a party to this Agreement with respect to such Voting Trust Certificate.

         v. In case any Voting Trust Certificate shall become mutilated, lost, stolen, or destroyed, the Voting Trustee, under such conditions with respect to indemnity and otherwise as he, in his discretion, may prescribe, may provide for the issuance of a new Voting Trust Certificate in lieu of such lost, stolen, or destroyed Voting Trust Certificate or in exchange

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for such mutilated Voting Trust Certificate.

         6. Powers and Duties of Voting Trustee.


         1. While this Agreement is in effect, the Voting Trustee, in his unrestricted discretion, in person or by his proxies, shall have the full and unqualified right and power to vote the Common Shares held by him hereunder, to waive notice of meetings, and otherwise to act in respect of any and all such Common Shares. No other person shall have any voting right in respect of any such Common Shares so long as this Agreement is in effect and such shares are registered in the name of the Voting Trustee on the books of the Corporation.

         2. The Voting Trustee shall keep a record of all proceedings and may adopt his own rules of procedure. He may employ counsel and such agents as he may deem desirable, may remove them at pleasure, and may fix the powers, duties, and compensation of such agents and attorneys.

         3. The Voting Trustee will serve without compensation as trustee, but the Voting Trustee may, in his individual capacity, serve as a director or officer or agent of the Corporation, or any subsidiary or controlled or affiliated company, and receive compensation therefor. The Voting Trustee may, as an individual for his own account to the extent herein permitted to other Depositing Shareholders, purchase or sell Voting Trust Certificates, and he also may purchase or sell any securities of the Corporation or any subsidiary or controlled or affiliated company, and may purchase any property owned by the Corporation or any such other company, or be interested in any such purchase or sale, and no such act of the Voting Trustee shall be rendered invalid because of any such interest. No contract or other transaction between the Corporation or any subsidiary or controlled or affiliated company and the Voting Trustee, or a firm or corporation wherein the Voting Trustee may be interested, shall be rendered invalid by the fact that the Voting Trustee is a contracting party, or is interested in such firm or other corporation, and the Voting Trustee is hereby relieved from any liability that might otherwise exist by reason of the making of any contract or participating in any other transaction wherein the Voting Trustee, or any firm or corporation, may be interested. If the Voting Trustee is also a Depositing Shareholder, he shall have and may exercise in respect of his Voting Trust Certificates all the rights and powers (including the right to surrender the same in exchange for Common Shares) herein given to the other Voting Trust Certificate holders.

         4. The Voting Trustee shall act in person, except that (a) he may, without a meeting, act by a written instrument signed by him, or by telegram, cablegram, telephonic facsimile or radiogram, and (b) at any meeting of shareholders of the Corporation, he may vote by proxy.

         5. In case the Voting Trustee shall receive any certificate or certificates for Common Shares as a distribution upon Common Shares held by him under this Agreement, or as a split-up or combination of Common Shares held by him under this Agreement, he shall hold the certificate or certificates for such Common Shares subject to the terms of this Agreement ratably for the respective registered holders of Voting Trust Certificates.

         6. In any case where the Voting Trustee, as shareholder of the Corporation, is entitled to receive (a) any cash dividend, (b) any dividend payable in shares or other property, other than a distribution of Common Shares, or any other distribution to shareholders, or (c) any rights or warrants to subscribe for securities, he shall furnish to the Corporation a certified list of the names and addresses of the registered holders of Voting Trust Certificates, which list shall contain the number of shares represented by the Voting Trust Certificates registered in the name of each such holder, all as shown by the records of the Voting Trustee at the time fixed by the Corporation for the taking of a record to determine those holders

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of its Common Shares entitled to receive such dividends, rights, or warrants, with the request (with which the Corporation hereby agrees to comply) that the Corporation pay or issue directly to such registered holders of Voting Trust Certificates any such dividends, rights, or warrants, which they may be entitled respectively to receive in respect of the shares represented by the Voting Trust Certificates registered in their names.

         7. The Voting Trustee will exercise the powers and perform the duties of the Voting Trustee hereunder according to his best judgment in the interest of the Corporation and its shareholders.

         8. The Voting Trustee shall not incur any responsibility as shareholder, trustee, or otherwise for any mistake, act, or omission of any agent or attorney or by reason of any action of any kind taken or omitted by himself, except for his own dereliction of duty. The Voting Trustee shall not be required to give bond or security for the discharge of his duties under this Agreement.

         VII. Resignation of Voting Trustee and Appointment of Successor. The Voting Trustee may at any time resign by delivering to the Corporation his resignation, in writing, to take effect thirty (30) days after the date thereof.

         In the event that the Voting Trustee shall die, resign, become incapacitated or unable to serve as the Voting Trustee, the successor Voting Trustee shall be appointed by the majority vote of the Depositing Shareholders. Any such appointment of a successor Voting Trustee or Voting Trustees under the provisions of this Section VII shall be made by the filing at the principal office of the Corporation of a written instrument of appointment executed by the persons entitled to make such appointment.

         Any successor Voting Trustee or Voting Trustees shall be deemed to have qualified as a Voting Trustee hereunder when he or they shall have executed a counterpart of this Agreement and such counterpart shall have been filed in the principal office of the Corporation, and when there shall have been filed with the Corporation at its principal office a written instrument designating him or them as successor as above provided. Each successor Voting Trustee shall upon his or her qualification vested with all the duties, powers and authority of the Voting Trustee hereunder as if originally named.

         If more than one successor Voting Trustee is appointed under this
Section VII, all voting and acts of the Voting Trustees shall be by a majority of all them.

         VIII. Termination of Voting Trust Agreement.

         1. This Agreement and the trust created thereunder shall terminate twenty-one (21) years from the date as of which this Agreement becomes effective pursuant to Section XIV hereof; provided, however, that this Agreement and the trust created thereunder may at any time be terminated by a vote of more than one-half (1/2) of the Common Shares.

         2. Upon the termination of this Agreement, the Voting Trustee shall forthwith deliver, or cause to be delivered to each holder of a Voting Trust Certificate or Certificates, a certificate or certificates for the Common Shares represented by his or her Voting Trust Certificate or Certificates, upon surrender of his or her Voting Trust Certificate or Certificates. Each Voting Trust Certificate holder shall pay any state tax or other governmental charge incident to such delivery of his or her Voting Trust Certificate or Certificates for the Common Shares represented by such Certificate or Certificates.

         3. Notice of the termination of this Agreement, if such termination is to take place before the time set forth


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in Paragraph 1 of Section VIII, shall be given to the holders of Voting Trust
Certificates at least thirty (30) days in advance of such termination, and a copy of said notice shall be filed with the Corporation at its principal office.

         4. Notwithstanding the termination of this Agreement, the Voting Trustee shall thereafter have the power to take or cause to be taken such further or other action as he may deem necessary or desirable to conclude the duties imposed upon him in this Agreement, provided, however, that after the termination of this Agreement he shall have no authority to vote any Common Shares deposited with him hereunder.

         5. At any time within two (2) years prior to the time of expiration of this Agreement as originally fixed or as extended as herein provided, one or more beneficiaries of the trust created hereunder may, by agreement in writing and with the written consent of the Voting Trustee, extend the duration of this Agreement with regard to the shares subject to their beneficial interest for an additional period not exceeding twenty-one (21) years. The Voting Trustee shall, prior to the time of expiration of this Agreement, as originally fixed or as previously extended, as the case may be, file in the registered office of the Corporation an executed counterpart of such extension agreement and of their consent thereto, and thereupon the duration of this Agreement shall be extended for the period fixed in such extension agreement; but no such extension agreement shall affect the rights or obligations of persons not parties thereto.

         IX. Notice to Holders of Voting Trust Certificates.

                  All notices to be given to holders of Voting Trust Certificates hereunder may be given by mailing the same to the registered holders at their respective addresses set forth below their respective signatures to this Agreement, and any notice when so mailed shall be considered as served on the holders of Voting Trust Certificates to whom mailed. The Voting Trustee may change his address for purposes of this Section IX by written notices in accordance with this Section IX to the holders of Voting Trust Certificates, and any holder of a Voting Trust Certificate may change his or her address for the purpose of this Section IX by written notice to the Voting Trustee in accordance with this Section IX.

         X. Payment of Expenses. Each Depositing Shareholder shall pay all stamp taxes and other governmental charges incident to the transfer of his or her Common Shares from him or her to the Voting Trustee. Each Depositing Shareholder, in proportion that the number of his or her respective Common Shares bears to all the Common Shares, shall pay all expenses incurred by the Voting Trustee and not otherwise provided for in this Agreement, including the compensation of agents and attorneys employed by him incident to the performance of his duties hereunder.

         To the extent that it is lawful to do so, the Corporation will indemnify and hold harmless the Voting Trustee against any and all losses, claims, damages, or liabilities, joint or several to which the Voting Trustee may become subject by reason of any action taken by him, as Voting Trustee, under this Agreement.

         XI. Merger, etc. In case the Corporation is merged into or consolidated with another corporation, the term "Corporation" for all purposes of this Agreement shall be taken to apply to such successor corporation, and the Voting Trustee shall receive and hold under this Agreement any shares having general voting power of such successor corporation received by him on account of the Common Shares held by him hereunder prior to the time of such merger or consolidation. In case the Common Shares of the Corporation shall be reclassified, the Voting Trustee shall receive and hold under this Agreement any shares having general voting power of the Corporation received by him on account of the Common Shares held by him hereunder prior to the time of such reclassification. Voting Trust Certificates issued and outstanding under this Agreement at the time of any such merger, consolidation, or reclassification may remain outstanding, but the Voting Trustee may, in his discretion, substitute for such Voting Trust Certificates new Voting Trust Certificates in appropriate form.

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         XII. Filing of Voting Trust Agreement. Simultaneously with the execution of this Agreement, an executed counterpart hereof shall be filed at the registered office of the Corporation.

         XIII. Miscellaneous.

         1. The Voting Trustee accepts the trust hereunder and agrees to perform the same upon the terms and conditions hereof.

         2. The Corporation is a party hereto only for purposes of the second unnumbered Paragraph of Section II; Paragraph 6 of Section VI; Section X;
Section XIV; this Paragraph 2 of Section XIII; and Section XV.

         3. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The Depositing Shareholders may sign separate counterparts of this Agreement.

         4. Wherever necessary, the Voting Trustee may issue Voting Trust Certificates for fractional shares.

         5. The validity of this Agreement, or of any part hereof, and of the Voting Trust Certificates, and the interpretation of all provisions hereof, shall be governed by the internal laws of the State of New York, that is, without regard to its conflict of laws rules.

         6. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

         XIV. Effectiveness. This Agreement shall become effective as of the day and year first above written only when (i) it is executed and delivered by the Voting Trustee, the Corporation, and each of the Depositing Shareholders personally or by his or her attorney-in-fact, (ii) the Depositing Shareholders have delivered their certificates pursuant to Section II, and (iii) an executed counterpart of this Agreement has been filed at the registered office of the Corporation.

         XV. Assigns, etc. This Agreement shall bind and benefit the parties hereto and the heirs, administrators, executors, successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, GEORGE BALIS has executed this Agreement as Voting Trustee; and each of the holders of Common Shares of Millennium Direct, Inc. listed on Schedule A have signed the same personally or by his or her attorney-in-fact, and Millennium Direct, Inc. has caused this Agreement to be signed by its Chief Executive Officer, President or one of its Vice Presidents.

                                     -------------------
                                     George Balis, as Voting Trustee, with an address at c/o Millennium Direct, Inc., HCR 30-A, North Blenheim, NY 12131



                                     -------------------
                                     George Balis, as a Depositing Shareholder listed on Schedule A attached hereto, with an address at c/o Millennium Direct, Inc., HCR 30-A, North Blenheim, NY 12131



                                     -------------------
                                     Ardis Balis, as a Depositing Shareholder listed on Schedule A attached hereto, with an address at c/o Millennium Direct, Inc., HCR 30-A, North Blenheim, NY 12131



                                     MILLENNIUM DIRECT, INC.,
                                     only to the extent provided in
                                     Paragraph 2 of Section XIII

                                     By:________________________________________
                                        George Balis, as Chief Executive Officer

                                   SCHEDULE A
                                       TO
                             VOTING TRUST AGREEMENT
                                 WITH RESPECT TO
                              CERTAIN COMMON SHARES
                           PAR VALUE $.0001 PER SHARE
                                       OF
                             MILLENNIUM DIRECT, INC.
                                DATED JULY, 2000
                             VOTING TRUST AGREEMENT



NAME OF DEPOSITING                    NUMBER OF ALL COMMON SHARES PRESENTLY
SHAREHOLDER                           OWNED BY EACH DEPOSITING SHAREHOLDER
-----------                           ------------------------------------

George Balis                                     54,254
Ardis Balis                                     474,833


Total Common Shares subject
to the Voting Trust Agreement
exclusive of Additional Shares:                 529,087




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